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                                                                     Note 4
                              PROMISSORY NOTE
                              ---------------



                                                             August 23, 1996

     Pursuant to, and subject to the terms of, the Third Amendment to Loan Agreement between the parties dated August, 1996 ("Amendment"), New Energy Company of Indiana Limited Partnership, an Indiana limited partnership, ("New Energy") promises to pay to the order of the Business Development Corporation of South Bend, Mishawaka, St. Joseph County, Indiana ("BDC") the principal sum of up to Eight Hundred Six Thousand Nine Hundred Seventeen and 68/100 Dollars ($806,917.68); together with interest as provided in this Promissory Note ("Note"), until payment in full. Principal sums will be deemed to have been loaned to New Energy as provided in the Amendment beginning October 1, 1996 and on the first day of each consecutive month thereafter. Interest shall accrue at the rate of six percent (6%) per year compounded monthly. The principal and accrued interest shall be payable as follows:

     A. Commencing on the first day of the month immediately following the AIC Maturity Date (as defined in the Amendment) and on the first day of each consecutive calendar month thereafter, equal monthly payments which shall include principal and interest thereon, and all without relief from valuation and appraisement laws and with attorneys fees and costs of collection. Such payments shall be in amounts so as to fully amortize the Note over its term. This Note shall mature on and all principal and accrued interest on this Note shall be due and payable on November 1, 1999. Payments must be made by personal delivery or United States mail, correct postage prepaid, at the office of the BDC.

     B. Any late payments shall bear additional interest (aside from the normal rate of interest established at six percent [6%] per year compounded monthly) on both principal and interest due at the rate of six percent (6%) per year, compounded monthly, during such period of any delinquency.

     Subject to the terms of the Subordination Agreement (as later defined), voluntary prepayments of the amounts due under this Note may be made at any time without penalty. Such prepayment may be made in any amount. To the extent required under the terms of paragraph 5 of the Amendment, prepayments shall be made.

     Payments shall be applied first to the payment of any unpaid interest, secondly to the unpaid balance of any other unpaid debt on account of this

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obligation, and thirdly the remainder to be applied on the unpaid principal of the debt until it is paid in full.

     The undersigned waives presentment for payment, protest, notice of protest and nonpayment of this Note and agrees that on default in any payment of principal or interest, the whole amount remaining unpaid shall immediately become due and payable without notice of nonpayment or demand for payment. Extension of time for payment shall not release or discharge New Energy.

     Anything contained in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall have the rights and priorities as set forth in the Amended and Restated Loan and Restructuring Agreement, as the same has been amended from time to time, between New Energy and the United States Department of Energy dated December 23, 1991 and in the Subordination and Intercreditor Agreement among New Energy, the United States of America, the BDC and Great American Insurance Company dated the 23rd day of August, 1996 ("Subordination Agreement").

                                     NEW ENERGY COMPANY OF INDIANA
                                     LIMITED PARTNERSHIP BY ITS GENERAL
                                     PARTNER NEW ENERGY CORPORATION OF
                                     INDIANA

                                     By:  /s/  Larry W. Singleton
                                           ------------------------------
                                     Its:  President